EXHIBIT 99.1

350 SOUTH GRAND AVENUE, SUITE 5100 LOS ANGELES, CALIFORNIA PHONE : 213 687-7700 WWW.RSAC.COM FAX: 213 687-8792

Reliance Steel & Aluminum Co.
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO.
SIGNS AGREEMENT TO ACQUIRE EARLE M. JORGENSEN COMPANY
     Los Angeles, CA — January 17, 2006 — Reliance Steel & Aluminum Co. (NYSE:RS) (“Reliance”) and Earle M. Jorgensen Company (NYSE:JOR) (“EMJ”) jointly announced that they have entered into a definitive merger agreement pursuant to which Reliance will acquire EMJ for $13.00 per share in cash and stock, subject to a collar described below. The transaction is valued at approximately $934 million, including the assumption of EMJ’s net debt. Both companies are headquartered in Southern California. The transaction would be immediately accretive to Reliance and is expected to be completed in the second quarter of 2006. Upon completion of the acquisition, Reliance will have total assets of approximately $3 billion and annual revenues of more than $5 billion.
     David H. Hannah, Chief Executive Officer of Reliance, said, “We are very excited about EMJ becoming a member of our Reliance family. This will be our largest acquisition to date and our first acquisition of a public company. This transaction will add a total of 39 facilities in the United States and Canada to our existing network. We will significantly increase our geographic, product and customer diversification by combining with an industry peer that complements our reputation for excellence and our corporate culture. EMJ has an outstanding management group and they will continue to run the business as they have in the past. We believe that together, Reliance and EMJ will be well positioned to continue to outperform our competitors going forward.”
     Maurice S. (“Sandy”) Nelson, Jr., Chief Executive Officer of EMJ, said, “We believe that joining with Reliance will provide both additional and more favorable opportunities to create sustainable growth and value for the shareholders of EMJ and Reliance.”

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Terms of the Transaction
     The consideration to EMJ stockholders will be paid 50% in Reliance stock and 50% in cash. Under the terms of the merger agreement, EMJ stockholders will have the right to receive consideration of $6.50 in cash and a number of shares of Reliance common stock equal to $6.50, subject to a collar, divided by the average of the reported closing sale prices per share of Reliance common stock on the New York Stock Exchange for the 20 trading days ending on and including the second trading day prior to the closing of the merger. The exchange ratio will not be more than 0.1207 and not less than 0.0892 shares, for each share of EMJ stock they own. If the average price of Reliance common stock prior to the closing is between $53.86 and $72.86 per share, the value of the Reliance common stock received would be $6.50 per EMJ share.
     At closing, based on the 20-day average closing price for Reliance stock ended January 12, 2006, Reliance would issue approximately 5.2 million shares of Reliance common stock valued at approximately $327 million as of January 12, 2006. The cash portion of approximately $384 million, which includes the cash out of certain EMJ options and estimated transaction costs, will be financed under Reliance’s $600 million syndicated credit facility. Additionally, Reliance will assume approximately $291 million of EMJ’s existing long-term debt, adjusted by any payments or borrowings made by EMJ prior to the closing of the acquisition. The merger consideration represents an approximate 25% premium to EMJ’s share price as of January 17, 2006. Taking the effect of the acquisition into account, Reliance’s proforma net debt-to-total capital ratio as of January 1, 2006 and assuming that the transaction had closed on that date, would have been approximately 44%.
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Timing & Transition
     The Boards of Directors of both companies unanimously approved Reliance’s acquisition of EMJ, which is subject to the approval of EMJ’s stockholders, customary regulatory and third party approvals and the registration of the shares of Reliance common stock being issued as stock consideration on a Registration Statement on Form S-4. Both companies expect a smooth transition following the closing. There will be no changes to Reliance’s senior management or Board of Directors. The Chief Executive Officer of EMJ, Sandy Nelson, will retire as of the closing date and will be replaced by R. Neil McCaffery, who was recently promoted to President and Chief Operating Officer of EMJ. Mr. Nelson will continue to act as a consultant to EMJ and Reliance during a post-closing transition period. UBS acted as a financial advisor to Reliance, and Credit Suisse as a financial advisor to EMJ.
     Investors and security holders are urged to read the proxy statement/prospectus that will be sent to EMJ stockholders regarding the proposed merger, when it becomes available, because it will contain important information. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by Reliance and EMJ. Investors and security holders may obtain a free copy of the proxy statement/prospectus, when it is available, and other documents filed by Reliance and EMJ with the Commission at the Commission’s web site at www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained, when available, free of charge from Reliance at www.rsac.com and EMJ at www.emjmetals.com. Stockholders should read the definitive proxy statement/prospectus carefully before making a decision concerning the merger.
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     Reliance and EMJ, and their respective directors, executive officers and certain other of their employees, may be soliciting proxies from EMJ’s stockholders in favor of the approval of the merger. Information regarding the persons who may, under SEC rules, be deemed to be participants in the solicitation of EMJ stockholders in connection with the merger is set forth in Reliance’s proxy statement for its 2005 annual meeting, filed with the SEC on April 15, 2005 and in EMJ’s proxy statement for its 2005 annual meeting, filed with the SEC on July 21, 2005, and additional information will be set forth in the definitive proxy statement/prospectus referred to above when it is filed with the SEC.
     Reliance will host a conference call that will be broadcast live over the Internet regarding this acquisition. All interested parties are invited to listen to the web cast on Wednesday, January 18, 2006 at 11:30 a.m. Eastern Time at: www.rsac.com/investorinformation. For those of you who are not able to listen to the conference call as it occurs, the web cast will remain posted on the Reliance web site through January 31, 2006 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.
EMJ
     EMJ, headquartered in Lynwood, California, is one of the largest distributors of metal products in North America with 39 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.
RELIANCE
     Reliance, headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 100 locations in 31 states and Belgium and South Korea, Reliance provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.
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     Reliance’s press releases and additional information are available on the Company’s web site at www.rsac.com. Reliance was named to the 2006 Forbes Platinum 400 List of America’s Best Big Companies and was also named as one of “America’s Most Admired Companies” listed in the diversified wholesaler’s category in the March 7, 2005 issue of Fortune.
FORWARD-LOOKING STATEMENTS
     This release may contain forward-looking statements, as defined that are subject to risks, uncertainties and other factors, such as the actions of third parties that are not within our control, cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, and competition in the metals service center industry. Actual events or results may differ materially from expectations due to these risks, uncertainties and other factors. These factors and additional information are included in Reliance’s and EMJ’s filings with the Securities and Exchange Commission. In particular, we refer you to the proxy statement/prospectus that will be filed with the Securities and Exchange Commission and sent to the EMJ stockholders in connection with the proposed merger. You should be aware that we do not plan to update these forward-looking statements, whether as a result of new information, future events, or otherwise unless required by law.
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